Exhibit 10.7 (b)

HORACE MANN EDUCATORS CORPORATION

2010 Comprehensive Executive Compensation Plan

(Non-Section 16)

Specimen Incentive Stock Option Agreement

This Incentive Stock Option Agreement, consisting of this page containing designations and the Incentive Stock Option Terms and Conditions attached hereto or delivered concurrently herewith, (the “Agreement”) evidences the grant by HORACE MANN EDUCATORS CORPORATION, a Delaware corporation (the “Company”), to you of an incentive stock option (the “Option”) to purchase shares of Common Stock, par value $.001 per share if the Company under the 2010 Comprehensive Executive Compensation Plan (“Plan”).

Designations:

Grantee:	(“Employee” or “you”)

Grant Date:	(“Grant Date”)

Number of shares of Stock for which the Option is granted:	shares

Exercise Price:	per share (“Exercise Price”)

Expiration Date:	, provided you remain continuously employed by the Company, except as otherwise provided herein.

Vesting Schedule:	(Numbers shall be rounded up or down to the nearest whole share.)

The Option shall vest and become nonforfeitable on the following Vesting Dates:	%age becoming vested	Cumulative %age vested
Prior to first anniversary of Grant Date	0%	0%
First anniversary of Grant Date	25%	25%
Second Anniversary of Grant Date	25%	50%
Third Anniversary of Grant Date	25%	75%
Fourth Anniversary of Grant Date	25%	100%

Except as otherwise provided in this Agreement, if you have a termination of service prior to the Vesting Date for any reason, the unvested portion of the Option shall be forfeited immediately. If the portion of this Option and the portion of any previously granted incentive stock option which vest in any one year have an aggregate exercise price in excess of $100,000, the portion of this Option becoming vested whose exercise price exceeds that $100,000 limit will not qualify as an incentive stock option but will be treated as a vested non-qualified stock option.

HORACE MANN EDUCATORS CORPORATION

By:

Date:	Title:

Attachment: Incentive Stock Option Terms and Conditions. Effective 3/1/11

HORACE MANN EDUCATORS CORPORATION

2010 Comprehensive Executive Compensation Plan

INCENTIVE STOCK OPTION

(Non-Section 16)

TERMS AND CONDITIONS

The following Terms and Conditions apply to the Option granted to Employee by the Company under the Plan as specified in the Incentive Stock Option Agreement of which these Terms and Conditions form a part. Certain specific terms of the Option, including the number of shares purchasable, the Grant Date, the vesting schedule, the Expiration Date, and Exercise Price, are set forth on the designations page of this Agreement.

1. General.    By accepting the grant of the Option, Employee agrees to be bound by all of the terms and provisions of this Agreement and the Plan (as presently in effect or later amended), which are incorporated herein by reference, the rules and regulations under the Plan adopted from time to time, and any interpretations, decisions and determinations the Compensation Committee of the Company’s Board of Directors (the “Committee”) may make from time to time. Terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this Agreement and mandatory provisions of the Plan, the provisions of the Plan govern.

The Option is an incentive stock option as defined under Section 422 of the Internal Revenue Code of 1986, as amended, to the maximum extent possible, and to the extent the Option does not qualify as an incentive stock option, it is a non-qualified stock option.

2. Right to Exercise Option.    Employee may exercise the Option only after the time and to the extent the Option has become vested and exercisable and prior to the Expiration Date or other termination or forfeiture of the Option.

3. Method of Exercise.    To exercise the Option, Employee must (a) give written notice to the Vice President, Shared Services: HR Financial Services or other designee of the Company, which notice shall specifically refer to this Agreement, state the number of shares of Stock as to which the Option is being exercised, state whether the Employee wishes the shares of Stock to be in his or her name or jointly in the names of the Employee and the Employee’s spouse (and if so, the spouse’s name), and be signed by Employee, and (b) pay in full to the Company the Exercise Price of the Option for the number of Shares being purchased either (i) in cash (including by check), payable in United States dollars, (ii), by delivery of a number of whole Shares already owned by Employee having a fair market value, determined as of the date the Option is exercised, equal to (but not in excess of) all or the part of the aggregate Exercise Price being paid in this way, or (iii) in any other manner then permitted by the Committee. The value of any fractional share shall be paid in cash. Once Employee gives notice of exercise, such notice may not be revoked. When Employee exercises the Option, or part thereof, the Company will transfer shares of Stock (or make a non-certificated credit) to Employee’s brokerage account at a designated securities brokerage firm or otherwise deliver shares of Stock to Employee. No Employee or Beneficiary shall have at any time any rights with respect to shares of Stock covered by the Option prior to the valid exercise and full payment for the shares, and no adjustment shall be made for dividends or other rights for which the record date is prior to such valid exercise and payment.

4.	Termination of Service or Change in Control Prior to the Expiration Date of the Option.

(a) Termination of Service in General.    Except as otherwise provided in this paragraph 4, if the Employee has a termination of service for any reason prior to the Option Expiration Date, the Option, whether or not vested, shall immediately terminate and shall not thereafter be exercisable, and any unvested portion of the Option shall be forfeited.

(b) Death.    In the event of Employee’s termination of service due to death prior to the Expiration Date, the Option, to the extent then outstanding, will immediately vest and become nonforfeitable (to the extent not already vested) and shall be immediately exercisable in full by Employee’s Beneficiary. The Option will remain exercisable until the earlier of the Expiration Date of the Option or the second anniversary of the Employee’s death.

(c) Disability.    In the event of Employee’s termination of service due to Disability (as defined below), the Option, to the extent then outstanding, will immediately vest and become nonforfeitable (to the extent not already vested) and shall be immediately exercisable in full by Employee. The Option and will remain exercisable until the Expiration Date. (Note: If the Option is exercised more than one year after termination due to Disability, it will not qualify as an incentive stock option. Also, certain Disabilities (as defined below) may not qualify as a “disability” under incentive stock option tax rules, so that if the Option is exercised more than three months after termination of service due to a non-qualifying Disability, it will not qualify as an incentive stock option.)

(d) Retirement.    In the event of Employee’s termination of service due to Retirement (as defined below), the Option, to the extent then vested and outstanding or becoming vested as provided below, will remain exercisable (unless sooner exercised or terminated) until the Expiration Date. Upon the Employee’s termination of service due to Retirement, a portion of the unvested Option shall become vested immediately, such portion determined by (a) multiplying the number of Options granted (as shown on the designations page) by a fraction, the numerator of which is the number of months elapsed since the Grant Date (for example, if the Grant Date is March 15, one month elapses as of the 14th of each subsequent month) and the denominator of which is 48, and (b) subtracting the number of Options that became vested prior to the Employee’s Retirement. (Note: To the extent the Option is exercised more than three months after termination of service due to Retirement, it will not qualify as an incentive stock option.)

(e) Change in Control.    If a Change in Control occurs prior to the Expiration Date of the Option and prior to or coincident with the date of Employee’s termination of service, then unless the Committee provides otherwise in the exercise of its discretion, the following terms shall apply:

(i) If the acquiring company assumes the Options (as determined in the discretion of the Committee), and if Employee is involuntarily terminated by the employer other than for Cause, death or Disability on or prior to the first anniversary of the Change in Control, then to the extent outstanding, the Option will vest, become nonforfeitable, and remain exercisable (unless sooner exercised) until the Expiration Date. (Note: To the extent the Option is exercised more than three months after termination of service, it will not qualify as an incentive stock option.)

(ii) If the acquiring company does not assume the Options, then upon the Change in Control (whether Employee is terminated or not), to the extent outstanding, the Option will vest and become nonforfeitable (to the extent not previously vested) and become immediately exercisable in full and remain exercisable (unless sooner exercised) until the Expiration Date.

(f) Certain Definitions.     The following definitions apply for purposes of this Agreement:

(i) “Disability” means a disability entitling the Employee to long-term disability benefits under the Company’s long-term disability policy applicable to the Employee (or which would be applicable if Employee were covered by the policy) as in effect at the date of Employee’s Termination of Employment.

(ii) “Retirement” means termination of service with the Company and its subsidiaries (other than a termination by the Company for Cause) after attaining the earlier of (A) age 65 with 5 years of service or (B) age 55 with 10 years of service.

5.      Employee Representations and Warranties.    Employee acknowledges receipt of a form of S-8 prospectus in connection with the Option. As a condition to the exercise of the Option, the Company may require Employee to make any representation or warranty to the Company as may be determined by the Committee or by counsel to the Company to be appropriate or required by law or regulation.

6.      Nontransferability and Other Limitations.    Employee may not transfer the Option or any rights thereunder to any third party other than by will or the laws of descent and distribution, and, during Employee’s lifetime, only Employee or his or her duly appointed guardian or legal representative may exercise the Option. Notwithstanding the foregoing, Employee may designate a Beneficiary to exercise the Option after Employee’s death, and Employee may transfer any portion of the Option that is not an incentive stock option to a Permitted Transferee during Employee’s lifetime, provided such transfer is not for value, subject to the applicable terms and conditions set forth in Section 12.03 of the Plan. Additional events could result in forfeiture of loss of the Option. Sales of shares of Stock will be subject to any Company policy regulating trading by Employees.

7.	Miscellaneous.

(a) Binding Agreement; Written Amendments.    This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement and the Plan constitute the entire agreement between the parties with respect to the Option, and supersede any prior agreements or understandings with respect to the Option. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the

Company, and no amendment, alteration, suspension or termination of this Agreement which materially impairs the rights of Employee with respect to the Option shall be valid unless expressed in a written instrument executed by Employee. Any amendment, alteration, suspension or termination required by law or the terms of any Agreement to which the Company is a party, or necessary to preserve or improve the tax status of the Option for the Employee shall be deemed not to materially impair the rights of the Employee with respect to the Option.

(b) Adjustments; No Dividend Equivalents.    The number and/or type of shares of Stock and or the Option Exercise Price shall be appropriately adjusted in order to prevent dilution or enlargement of Employee’s rights or economic benefits with respect to the Option or to reflect any changes in the number or type of outstanding shares of Stock resulting from an event described in Section 12.05 of the Plan, as the Committee shall determine. Dividend Equivalents shall not be credited to the Option.

(c) No Promise of Continued Employment.    The Option and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(d) Governing Law.    The validity, construction, and effect of this agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and in accordance with applicable federal law.

(e) Mandatory Tax Withholding.    Unless otherwise determined by the Committee, if and at the time the Option becomes subject to tax, the Company will withhold from any shares deliverable in settlement of the Options a number of whole shares of Stock having a value nearest to, but not exceeding, the amount of income and employment taxes required to be withheld under applicable laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. Employee will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due with respect to the Option on exercise or otherwise. Employee will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due with respect to the Option upon exercise or otherwise.

(f) Notices.    Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President, Shared Services: HR Financial Services, and any notice to the Employee shall be addressed to the Employee at Employee’s address as then appearing in the records of the Company.

(g) No Shareholder Rights.    Employee and any Beneficiary or Permitted Transferee shall not have any rights with respect to Stock (including voting rights) covered by this Agreement prior to the exercise of the Option and delivery of the shares of Stock in accordance with such exercise.

Effective 3/1/11